Exhibit 3.157

AGREEMENT OF LIMITED PARTNERSHIP

OF

RURAL/METRO OF NORTH TEXAS, L.P.

THIS AGREEMENT OF LIMITED PARTNERSHIP is entered into by and between R/M OF TEXAS G.P., INC., a Delaware corporation, as general partner (the “General Partner”), and RURAL/METRO OF TEXAS, INC., a Delaware corporation, as limited partner (the “Limited Partner”).

The General Partner and the Limited Partner (collectively, the “Partners”) hereby form a limited partnership pursuant to and in accordance with the Delaware Revised Uniform Limited Partnership Act (6 Del.C § 17-101, et seq.) (the “Act”), and hereby agree as follows:

1.	Name. The name of the limited partnership formed hereby is Rural/Metro of North Texas, L.P. (the “Partnership”).

2.	Purpose. The Partnership is organized for the object and purpose of, and the nature and the business to be conducted and promoted by the Partnership shall be, any business which may be lawfully conducted by a limited partnership formed pursuant to the Act.

3.	Registered Office. The registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

4.	Registered Agent. The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

5.	Partners. The names and addresses of the General Partner and the Limited Partner are as follows:

General Partner:

R/M of Texas G.P., Inc.

8401 East Indian School Road

Scottsdale, Arizona 85251

Limited Partner:

Rural/Metro of Texas, Inc.

8401 East Indian School Road

Scottsdale, Arizona 85251

6. Powers. The General Partner shall have the full, exclusive and complete power to manage and control the business and affairs of the Partnership, all of the rights and powers provided to a general partner under the laws of the State of Delaware, as well as any other rights and powers necessary to accomplish the purposes of the Partnership. In addition, the General Partner shall have the exclusive and complete power to transfer, assign, convey, dispose, encumber, mortgage or pledge all or a part of the assets of the Partnership, whether or not in the ordinary course of business.

7. Term. The Partnership shall dissolve, and its affairs shall be wound up at the earliest of the date that (a) any Partner of the Partnership requests in writing, (b) the Partnership sells or otherwise disposes of its interest in all or substantially all of its property, (c) an event of withdrawal of the General Partner has occurred under the Act and the Limited Partner does not elect to continue the business of the Partnership and appoint a new general partner within 90 days of such withdrawal, or (d) any entry of a decree of judicial dissolution has occurred under § 17-802 of the Act.

8. Capital Contributions. The Partners have contributed the following amounts, in cash (the “Initial Capital Contributions”) , and no other property, to the Partnership:

Limited Partner	$990
General Partner	$10

9. Additional Contributions. No Partner shall be required to make any additional capital contribution to the Partnership without such Partner’s consent.

10. Allocations of Profits and Losses. The Partnership’s profits and losses shall be allocated in proportion to the Initial Capital Contributions of the partners of the Partnership. Capital accounts shall be maintained, and profits and losses shall be determined, in accordance with the requirements of Treasury Regulations Section 1.704-1.

11. Distributions. At the time determined by the General Partner, but at least once during each fiscal year of the Partnership, the General Partner shall cause the Partnership to distribute any cash held by it that is not reasonably necessary for the operation of the Partnership. Cash available for distribution shall be distributed to the Partners of the Partnership in the same proportion as their Initial Capital Contributions.

12. Assignments. A Partner may assign all or any part of its Partnership interest in the Partnership only with the consent of the other Partner. Neither Partner has the right to grant an assignee of its Partnership interest the right to become a substituted partner of the Partnership.

13. Additional Partners.

(a) The General Partner may admit additional limited partners to the Partnership.

(b) After the admission of any additional limited partners pursuant to this Section 13, the Partnership shall continue as a limited partnership under the Act.

(c) The admission of additional limited partners to the Partnership pursuant to this Section 13 shall be accomplished by the amendment and restatement of this Agreement of Limited Partnership and, if required by the Act, the filing of an appropriate amendment of the Partnership’s Certificate of Limited Partnership in the office of the Secretary of State of the State of Delaware.

14. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

IN WITNESS WHEREOF, the undersigned, intending to be bound hereby, have duly executed this Agreement of Limited Partnership as of the 6th day of April, 1999.

R/M OF TEXAS G.P., INC.,
a Delaware corporation

By:
Name:	Jack E. Brucker
Its:	President

RURAL/METRO OF TEXAS, INC.,
a Delaware corporation

By:
Name:	Jack E. Brucker
Its:	President